                                 SCHEDULE 14A
                                (RULE 14A-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                         MultiMedia Access Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          MULTIMEDIA ACCESS CORPORATION


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1998



TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MultiMedia Access Corporation, a Delaware corporation (the "Company"), is scheduled to be held on May 22, 1998 at 10:00 a.m., local time, at the Renaissance Dallas North Hotel located at 4099 Valley View Lane, Dallas, TX 75244 for the following purposes:

             1. To elect three directors to serve for the terms of office specified in the accompanying proxy statement and until their successors are duly elected and qualified;

             2. To approve an increase in authorized shares of Common Stock of the Company from 20,000,000 to 30,000,000;

             3. To approve an increase in the shares of Common Stock as to which options may be granted under the Company's 1995 Employee Stock Option Plan from 2,000,000 to 3,900,000;

             4. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for fiscal year 1998; and

             5. To transact such other business as may properly come before the meeting and any adjournment thereof.

    Only shareholders of record at the close of business on April 22, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

                                                     FOR THE BOARD OF DIRECTORS



                                                     William S. Leftwich
                                                     Assistant Secretary

                          MULTIMEDIA ACCESS CORPORATION

                                 PROXY STATEMENT

                               GENERAL INFORMATION


PROXY SOLICITATION

      This Proxy Statement is furnished to the holders of common stock, $.0001 par value (the "Common Stock"), of MultiMedia Access Corporation, a Delaware corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held on Friday, May 22, 1998, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

    Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about April 23, 1998 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of the matters as set forth in the accompanying Notice of Annual Meeting of Shareholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting.

RECORD DATE AND VOTING RIGHTS

    Only shareholders of record at the close of business on April 22, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 8,733,958 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstention and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

    Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

    The approval of a majority of the outstanding stock entitled to vote is required under Delaware law in order to pass an amendment to the Company's Certificate of Incorporation. For this purpose, abstentions and non-voters will be deemed shares voted against the proposed increase in the number of shares authorized.

    All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-voters will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

    Votes at the Annual Meeting will be tabulated by Inspectors of Election appointed by the Company.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

    Three directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified. Messrs. Norem, Johnson and Jobe currently serve as directors of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The names of the nominees and certain other information about them are set forth below:


          NOMINEE                 AGE         DIRECTOR SINCE               OFFICE HELD WITH COMPANY
          -------                 ---         --------------               ------------------------

Glenn A. Norem                    45               1994           Chief Executive Officer and Director

William D. Jobe                   59               1994           Chairman of the Board

William E. Johnson                54               1998           Director

    MR. NOREM has been Chief Executive Officer and a director of the Company since its inception in February 1994. Mr. Norem has been Chief Executive Officer of each of the Company's subsidiaries since their respective inceptions. Mr. Norem has also been Chairman and Chief Executive Officer of Catalyst Financial Corporation ("Catalyst"), an investment and business advisory firm to development stage companies in the computer and communications industries, since its inception in January 1990. From March 1984 to December 1989, Mr. Norem was a general partner of Barry Cash Southwest Partnership, L.P., a venture capital partnership. From May 1985 to December 1989, Mr. Norem was a general partner of InterWest III, L.P. a venture capital partnership. Previously, he was Corporate Strategic Business Development Manager at Texas Instruments, Inc. Mr. Norem began his career with IBM Corporation's System Communications Division R & D Laboratory. Mr. Norem received a B.S. degree in Electrical

Engineering/Systems Engineering from Southern Illinois University and an M.B.A. (Finance and Marketing) from the University of Chicago.

    MR. JOBE has been Chairman of the Board of the Company since November 1994. Since July 1991, Mr. Jobe has been a private venture capitalist and computer industry advisor. From June 1990 to July 1991, Mr. Jobe was President of MIPS Technology Development, a subsidiary of MIPS Computer Systems, Inc., a supplier of reduced instruction set computing products and technology. From September 1987 to June 1990, Mr. Jobe was Executive Vice President for Sales, Marketing and Service of MIPS Computer Systems, Inc. From 1993 through 1995, Mr. Jobe was Chairman and a director of Great Bear Technology, Inc., a publicly-traded supplier of interactive multimedia software. Mr. Jobe received a B.S.M.E. and a M.S.M.E. from Texas A & M University and a P.M.D. from Harvard Business School.

    MR. JOHNSON has been director of the Company since April 1998. He has been President of William E. Johnson Associates, a private investment company, since 1993. From 1986 to 1992, Mr. Johnson served as Chairman and Chief Executive Officer of Scientific-Atlanta, Inc. a manufacturer of telecommunications instruments and equipment. Mr. Johnson currently serves as a director of TSAT-Primestar Satellite, a publicly-traded provider of digital video services and of XL Connect, a publicly-traded provider of computer services. Mr. Johnson received a B.A. degree in American Studies from Yale University and an M.B.A. from Harvard University.

EXECUTIVE OFFICERS

    The following table contains information as of April 23, 1998 as to the executive officers of the Company.


        NAME                   AGE           OFFICE HELD WITH COMPANY
        ----                   ---           ------------------------

Glenn A. Norem                 45       Chief Executive Officer


Philip M. Colquhoun            55       President and Chief Operating Officer

William S. Leftwich            47       Chief Financial Officer and Assistant Secretary

David T. Stoner                40       Vice President of Operations

Neal S. Page                   38       Vice President of Osprey Products

J. D. Vaughn                   49       Vice President of Sales


    MR. NOREM'S information can be found with the above information concerning nominees for directors.

    MR. COLQUHOUN was appointed President and Chief Operating Officer of the Company in April 1996. He had been President of Viewpoint Systems, Inc. and Osprey Technologies, Inc., both subsidiaries of the Company, since November 1995. From August 1994 to October 1995, Mr. Colquhoun was President of the Connectworks Division of Connectware Inc., a wholly owned subsidiary of AMP Inc. From September 1991 to August 1994, Mr. Colquhoun served as President and Chief Executive Officer of Visual Information Technologies Inc., a manufacturer of PC video, graphics and imaging products, which was sold to Connectware Inc. From February 1990 to September 1991, he was Senior Vice President of Visual Information Technologies Inc., From August 1984 to February 1990, Mr. Colquhoun served Recognition Equipment Inc. in various capacities, including Vice President Manufacturing, Vice President and General Manager, Special Products Division and President, Postalogic Division. Mr. Colquhoun was the Vice President of Finance and Administration for Nixdorf Computer Corporation from 1981 to 1984 and was employed by IBM Corporation from 1961 to 1981 in various engineering, finance and manufacturing positions.

    MR. LEFTWICH has been Chief Financial Officer of the Company since March 1995. From January 1993 to March 1995, Mr. Leftwich served as Chief Financial Officer, Treasurer and Secretary of Integrated Security Systems, Inc., a manufacturer, developer, and distributor of integrated security solutions. From August 1992 to December 1992, Mr. Leftwich served as Controller of Thomas Group Holding Company, an affiliate of Integrated Security Systems, Inc. Mr. Leftwich was self-employed as a financial consultant from January 1992 to July 1992. From January 1989 to December 1991, Mr. Leftwich served as the Chief Financial Officer of OKC Limited Partnership, an oil and gas exploration company. For approximately seven years prior to joining OKC Limited Partnership, Mr. Leftwich served as Vice President - Finance for Endevco, Inc., a natural gas transportation and processing company. Mr. Leftwich is a C.P.A. and received a B.B.A. from Texas A&M University.

    MR. STONER joined the Company as Vice President of Operations in August 1996. From August 1994 to August 1996, Mr. Stoner was Vice President of Engineering for the Connectworks Division of Connectware, Inc., a wholly owned subsidiary of AMP Inc. From July 1986 to August 1994, Mr. Stoner was employed by Visual Information Technologies, Inc. ("VITec"), a manufacturer of video, imaging, and graphics products, which was purchased by Connectware, Inc. At VITec, Mr. Stoner was responsible for the development of hardware and software products, and served in various positions including Vice President of Engineering. From January 1979 to July 1986, Mr. Stoner served in various engineering positions at Texas Instruments, Inc. Mr. Stoner received his B.S. degree in Electrical Engineering from the University of Kansas.

    MR. PAGE has been Vice President of Osprey Products since January 1995. From October 1994 to December 1994, Mr. Page served as Director of Product Development of the Company. From April 1988 to September 1994, Mr. Page was employed by Sun where he held management positions directing development and strategic relationships for multimedia technology products. Mr. Page developed advanced graphics and imaging products at General Electric from 1984 to 1988 and at Data General from 1983 to 1984. Mr. Page holds B.S. and M.S. degrees in Electrical and Computer Engineering from North Carolina State University.

    MR. VAUGHN has been Vice President of Sales since November 1997. From September 1994 to October 1997, Mr. Vaughn was employed by Videoserver Inc. as a sales director. From 1992 to 1994, Mr. Vaughn served as Vice President of Sales for Gulfstream Aerospace. From 1990 to 1992, Mr. Vaughn was director of the Western Division of Picturetel Corporation. Mr. Vaughn received his B.S. degree in economics from the California Polytechnic State University

    There are no family relationships among the directors, executive officers, or other significant employees of the Company.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. In June 1993, Mr. Jobe was granted an option to purchase 5,110 shares of Common Stock under the 1993 Stock Option Plan at an exercise price of $0.20 per share. This option is fully vested. In November 1994, Mr. Jobe was granted an option to purchase 125,000 shares of Common Stock under the 1994 Option Plan, at an exercise price of $3.00 per share. The option vests as to one quarter of the shares subject to the option one year from the date of grant and one quarter of the shares subject to the option each year thereafter subject to acceleration based on the Company's performance. In November 1995, Mr. Jobe was granted options to purchase 40,000 shares of Common Stock exercisable at $3.00 per share under the 1995 Option Plan for consulting activity in addition to his director responsibilities. These options vest over a three (3) year period.

    In May 1995, the Company adopted a 1995 Director Option Plan (the "Director Plan") under which only outside directors are eligible to receive stock options. The Director Plan provides for the grant of nonstatutory stock options to directors who are not employees of the Company. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. As of December 31, 1997, options to purchase an aggregate of 65,000 shares at exercise prices ranging from $3.00 to $4.03125 per share had been granted under the Director Plan. Each non-employee director who joins the Board after May 1, 1995 will automatically be granted a nonstatutory option to purchase 15,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each such non-employee director will automatically be granted a nonstatutory option to purchase 10,000 shares of Common Stock upon annual re-election to the Board, provided the director has been a member of the Board for at least six months upon the date of re-election. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Each initial 15,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, and each annual 10,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, in each case unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving the Company, each option becomes exercisable unless assumed or an equivalent option substituted by the successor corporation. Unless terminated sooner, the Director Plan will terminate in 2005. The Director Plan is currently administered by the Board of Directors. The Board has authority to amend or terminate the Director Plan, provided that no such action may impair the rights of any optionee without the optionee's consent.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held a total of seven meetings during the Company's fiscal year ended December 31, 1997. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which he served.

    The Board of Directors has established two standing committees: the Audit and Compensation Committees. Messrs. Norem, Jobe and Johnson are members of both the Audit and Compensation Committee.

    The Audit Committee, which met one time in 1997, recommends annually to the Board of Directors the appointment of the independent public accountants of the Company, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit with the Company's independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties.

    The Compensation Committee, which met one time in 1997, reviews and approves salaries and bonuses for all officers, administers the Company's existing stock option plan, and carries out the responsibilities required by the rules of the U.S. Securities and Exchange Commission.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.









                                 PROPOSAL NO. 2

           INCREASE IN AUTHORIZED MULTIMEDIA ACCESS CORPORATION COMMON
                                     STOCK

         At the Annual Meeting, shareholders will vote upon the proposal to amend the MultiMedia Access Corporation (the "Company") Certificate of Incorporation to authorize the issuance of up to 30,000,000 shares of the Company's Common Stock. The Company's Certificate of Incorporation presently authorizes the issuance of up to 20,000,000 shares of the Company's Common Stock. At the close of business on March 20, 1998, there were 8,733,958 shares issued, outstanding, and entitled to vote, and an aggregate of 9,205,182 shares of the Company's Common Stock reserved for issuance pursuant to outstanding options, private warrants, public warrants and 8% Senior Convertible Notes which are not entitled to vote at the Annual Meeting.

         The Board of Directors of the Company has proposed that the Fourth Article of the Company's Certificate of Incorporation be amended to increase the number of shares of MultiMedia Access Corporation Common Stock which the Company is authorized to issue from 20,000,000 to 30,000,000 shares. If approved by the shareholders, such additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to the Company's By-laws and Delaware law) in connection with possible mergers and acquisitions, in connection with employee benefit plans, and for other corporate purposes, such as private placements of the Company's Common Stock as part of a plan relative to improving the Company's capital structure, without the significant time delay and expenses incident to the holding of a special meeting of shareholders to consider any specific issuance.

         The Company presently has no specific plans, agreements, or understandings with respect to the issuance of any shares of MultiMedia Access Corporation Common Stock except as contemplated in connection with the Company's employee stock option plans, employee stock purchase plan, 8% Senior Convertible Notes and outstanding public and private warrants. However, the Company has in the past and continues on an ongoing basis to review various acquisition candidates and to have preliminary discussions in this regard.

         The MultiMedia Access Corporation Common Stock for which authorization is sought would become part of the existing class of the Company's Common Stock. The new shares, when issued, would have the same rights and privileges as the shares of the Company's Common Stock presently outstanding. No shareholder of MultiMedia Access Corporation has any preemptive right to subscribe for or purchase any of the shares of the Company's Common Stock proposed to be authorized, and, once authorized, such shares would be available for issuance at such time and on such terms as the Board of Directors may consider appropriate.

DELAWARE'S ANTI-TAKEOVER LAW

         Section 203 (the "Anti-Takeover Law") of the Delaware General Corporation Law (the "Delaware Law") prevents certain Delaware corporations, including those whose securities are listed on the NASDAQ SmallCap Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested shareholder" (a shareholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such shareholder became an "interested shareholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders amendment approved by at least a majority of the outstanding voting shares. MultiMedia Access Corporation has not "opted out" of the provisions of the Anti-Takeover Law.

POTENTIAL DISADVANTAGES TO SHAREHOLDERS OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

         If the increase in the authorized shares of MultiMedia Access Corporation Common Stock is approved, management will have authority to issue the shares to effect transactions that shareholders might not approve if they were given the opportunity to vote on the transactions. Under certain circumstances, there will be a potential for dilution to existing shareholders upon the issuance of common shares or preferred stock. The authorized but unissued shares of MultiMedia Access Corporation Common Stock could be used by incumbent management to make more difficult a change in control of MultiMedia Access Corporation. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or change in control of MultiMedia Access Corporation or to effect a merger, sale of all or any part of MultiMedia Access Corporation's assets or a similar transaction, since the issuance of shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such person. Although the Board of Directors has a fiduciary duty to act in the best interests of the Company's shareholders at all times, the ability of the Board to issue additional shares of MultiMedia Access Corporation Common Stock could prevent the proposal of transactions which some shareholders might consider to be in their best interest.

         To effect the increase in authorized MultiMedia Access Corporation Common Stock, the Fourth Article of the Company's Certificate of Incorporation would be amended to read as follows:

         "FOURTH: The Corporation shall have authority to issue thirty million (30,000,000) shares of common stock, par value of $.0001 per share, and five million (5,000,000) shares of preferred stock, par value of $.0001 per share.

         The affirmative vote of the holders of a majority of the shares of MultiMedia Access Corporation Common Stock outstanding and entitled to vote at the Company's Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation.

THE BOARD OF DIRECTORS OF MULTIMEDIA ACCESS CORPORATION UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE MULTIMEDIA ACCESS CORPORATION CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3

                AMENDMENT OF THE 1995 EMPLOYEE STOCK OPTION PLAN

         The Board of Directors of the Company has proposed that the Company's 1995 Employee Stock Option Plan (the "1995 Option Plan") be amended to increase the number of shares available under the plan from 2,000,000 to 3,900,000. The 1995 Option Plan is intended to encourage stock ownership by employees of the Company, its divisions and subsidiary corporations, so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees and directors to remain in the employ of the Company and to put forth maximum efforts for the success of the business. The 1995 Stock Plan (the "1995 Option Plan") provides for the grant to employees of the company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant to employees and consultants of the company of nonstatutory stock options and stock purchase rights.

         As of March 20, 1998, options had been granted to purchase an aggregate of 1,950,241 shares of Common Stock at exercise prices ranging from $3.00 to $5.84375, all representing at least the fair market value of the stock at the time of grant. The 1995 Option Plan may be administered by the Board or a committee approved by the Board in a manner that complies with Rule 16b-3 promulgated under the Securities Act. Currently, the 1995 Option Plan is administered by the Board of Directors, which determines the terms of options and rights granted, exercise price, number of shares subject to the option or right and the exercisability thereof. Options and rights granted under the 1995 Option Plan are not transferable other than by will or the laws of descent or distribution, and each option or right is exercisable during the lifetime of the recipient only by such person. Options that are outstanding under the 1995 Option Plan will remain outstanding until they are exercised or they expire in accordance with the terms of each option. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Option Plan may not exceed ten years. In the event of certain changes in control of the Company, the 1995 Option Plan permits each outstanding option and right to become exercisable in full or assumed or an equivalent option to be substituted by the successor corporation.

         The Board of Directors may amend the Plans at any time but may not, without stockholder approval, adopt any amendment which would materially increase the benefits accruing to participants or materially modify the eligibility requirements. The Company also may not, without stockholder approval, adopt any amendment which would increase the maximum number of shares which may be issued under the Plan unless the increase results from a stock dividend, stock split or other change in the capital stock of the Company.

         A portion of the increased number of options is to replace options to purchase approximately 900,000 shares of Common Stock which were originally granted under the Company's 1993 and 1994 Stock Option Plans and have subsequently been canceled and are no longer available for issuance. The Company believes that the increase in the number of shares available under the 1995 Option Plan is necessary in order to allow the Company to be competitive in hiring and retaining qualified operational, financial, technical, marketing, sales and other personnel.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1995 EMPLOYEE STOCK OPTION PLAN.



                                 PROPOSAL NO. 4

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

    The Board of Directors has appointed the firm of Ernst & Young LLP as the Company's independent accountants for 1998. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment.

    A representative of Ernst & Young LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR YEAR 1998.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information as of April 22, 1998 regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation") and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o MultiMedia Access Corporation, 2665 Villa Creek Drive, Suite 200, Dallas, TX 75234. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.



            NAME AND ADDRESS OF              AMOUNT AND NATURE OF       PERCENTAGE OF OUTSTANDING SHARES
              BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1)               OWNED (1) (2)
            -------------------            ------------------------      -------------------------------
Fred Kassner ...........................        1,606,266(3)                        9.7
  69 Spring Street
  Ramsey, NJ 07446
H. T. Ardinger, Jr .....................        1,373,099(4)                        8.3
  9040 Governors Row
  Dallas, TX 75247
Robert Moody, Jr .......................        1,119,342(5)                        6.8
  601 Moody National Bank Bldg
  Galveston, TX 77550
Glenn A. Norem .........................        1,023,057(6)                        6.2
William D. Jobe ........................          141,357(7)                          *
William S. Leftwich ....................           79,500(8)                          *
Philip M. Colquhoun ....................          124,167(9)                          *
Neal S. Page ...........................          108,499(10)                         *
David T. Stoner ........................           36,667(11)                         *




            NAME AND ADDRESS OF              AMOUNT AND NATURE OF       PERCENTAGE OF OUTSTANDING SHARES
              BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1)               OWNED (1) (2)
            -------------------            ------------------------      -------------------------------
J. D. Vaughn ............................          --(12)                             *
  All executive officers and directors
    as a group (six persons) ............   1,513,247(6)(7)(8)(9)(10)(11)(12)       9.1


----------

  *  Less that 1%

  (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 22, 1998 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 22, 1998 have been exercised. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

  (2) Based on a total of (i) 8,733,958 shares issued and outstanding, (ii) 2,851,977 shares of Common Stock reserved for issuance upon the exercise of Redeemable Common Stock Purchase Warrants at $4.50 per share, (iii) 350,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase common stock at $1.00 per share, (iv) 1,809,906 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase Common Stock at $3.00 per share, (v) 152,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase common stock at $4.50 per share, (vi) 108,108 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase common stock at $4.63 per share, (vii) 1,081,081 shares of common stock reserved for issuance upon conversion of $5,000,000 8% Senior Convertible Notes due 2002 and (viii) 1,495,031 shares of Common Stock reserved for issuance upon exercise of vested stock options as of June 22, 1998.

  (3) Includes (i) 210,869 shares of Common Stock reserved for issuance upon the exercise of Redeemable Common Stock Purchase Warrants at $4.50 per share,
      (ii) 15,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock at $3.00 per share and
      (iii) 50,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock at $4.50 per share.

  (4) Includes (i) 54,501 shares owned by Mr. Ardinger's wife, (ii) 122,858 shares of Common Stock reserved for issuance upon the exercise of Redeemable Common Stock Purchase Warrants at $4.50 per share, (iii) 22,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.50 per share and (iv) 390,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share.

  (5) Includes (i) 250,000 shares beneficially owned by Moody Insurance Group, Inc., of which Mr. Moody is Chairman, President and the sole stockholder,
      (ii) 40,000 shares of Common Stock reserved for issuance upon the exercise of Redeemable Common Stock Purchase Warrants at $4.50 per share, (iii) 200,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $1.00 per share and (iv) 275,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share.

  (6) Includes (i) 51,100 shares issuable at $.04 per share upon the exercise of options issued under the 1993 Option Plan, (ii) 130,000 shares issuable at $2.42 per share upon exercise of options issued under the 1994 Option Plan, (iii) 77,334 shares issuable at $3.30 per share upon exercise of options issued under the 1995 Option Plan, (iv) 12,500 shares issuable at $5.0875 per share upon exercise of options issued under the 1995 Option Plan, (v) 10,869 shares of Common Stock reserved for issuance upon the exercise of Redeemable Common Stock Purchase Warrants at $4.50 per share,
      (vi) 108,337 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $1.00 per share, (vii) 25,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share and (viii) 13,200 shares owned by Mr. Norem's children.

  (7) Includes (i) 5,110 shares issuable at $.20 per share upon the exercise of options issued under the 1993 Option Plan, (ii) 92,916 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (iii) 33,333 shares issuable at $3.00 per share upon the exercise of options issued under the 1995 Option Plan and (iv) 9,998 shares issuable at $3.00 per share upon the exercise of options issued under the 1995 Directors Option Plan.

  (8) Includes (i) 60,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (ii) 14,500 shares issuable at $3.00 per share upon the exercise of options issued under the 1995 Option Plan and (iii) 5,000 shares issuable at $4.625 per share upon the exercise of options issued under the 1995 Option Plan.

  (9) Includes 124,167 shares issuable at $3.00 per share upon the exercise of options granted under the 1995 Option Plan.

  (10)Includes (i) 80,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (ii) 23,499 shares issuable at $3.00 per share upon the exercise of options under the 1995 Option Plan and (iii) 5,000 shares issuable at $4.625 per share upon the exercise of options issued under the 1995 Option Plan.

  (11)Includes 36,667 shares issuable at $4.00 per share upon the exercise of options granted under the 1995 Option Plan.

  (12)None of the 100,000 options to purchase Common Stock of the Company at $4.03125 per share have vested as of June 22, 1998.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning compensation paid by the Company to the Chief Executive Officer and to all other executive officers of the Company whose total salary and bonus exceeded $100,000 for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE



                                                          ANNUAL COMPENSATION           LONG TERM
                                                          -------------------         COMPENSATION
                                                                                      ------------
           NAME AND                                                                      OPTIONS
      PRINCIPAL POSITION                 FISCAL YEAR    SALARY           BONUS         (IN SHARES)
      ------------------                ------------   ----------      ----------      ----------


Glenn A. Norem                                1997   $  161,042              --          50,000
  Chief Executive Officer                     1996      135,000              --         160,000
                                              1995       90,000      $   45,000(2)           --(1)

William S. Leftwich                           1997   $  120,000              --          20,000
  Chief Financial Officer                     1996      110,000              --          30,000
                                              1995       90,000(3)   $   15,000(4)       60,000

Philip M. Colquhoun                           1997   $  148,334              --              --
  President and Chief                         1996      140,000      $   35,000          50,000
  Operating Officer                           1995       90,000(5)        3,500         200,000

Neal S. Page                                  1997   $  112,490      $   10,000          20,000
  Vice President of                           1996       99,990              --          50,000
  Osprey Products                             1995       90,000              --          30,000



                                                          ANNUAL COMPENSATION           LONG TERM
                                                          -------------------         COMPENSATION
                                                                                      ------------
           NAME AND                                                                      OPTIONS
      PRINCIPAL POSITION                 FISCAL YEAR    SALARY           BONUS         (IN SHARES)
      ------------------                ------------   ----------      ----------      ----------
David T. Stoner                               1997   $  120,000              --              --
  Vice President of                           1996      120,000(6)           --         100,000
  Operations

J. D. Vaughn                                  1997   $  120,000(7)   $   10,000         100,000
  Vice President of Sales



  (1) Does not include warrants to purchase 118,500 shares of Common Stock of the Company granted to Mr. Norem and Norem I, L.P. in connection with financing transactions.

  (2) In October 1996 receipt of this amount was deferred by Mr. Norem until February 1998.

  (3) Represents Mr. Leftwich's annual salary. He assumed his duties with the Company on March 29, 1995 and earned $67,268 in salary during 1995.

  (4) Amount was accrued as of December 31, 1995 and 1996 and paid in 1997.

  (5) Represents Mr. Colquhoun's annual salary. He assumed his duties as President of the Viewpoint and Osprey subsidiaries on November 1, 1995 and earned $14,880 in salary during 1995. Mr. Colquhoun assumed the duties of President and Chief Operating Officer of the Company in April 1996.

  (6) Represents Mr. Stoner's annual salary. He assumed his duties with the Company on August 16, 1996 and earned $44,615 in salary in 1996.

  (7) Represents Mr. Vaughn's annual salary. He assumed his duties with the Company on November 1, 1997 and earned $20,000 in salary in 1997.

    The following table provides information concerning options granted to the executive officers of the Company in 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                  % OF TOTAL
                                                 OPTIONS GRANTED   EXERCISE OR
                                     OPTIONS     TO EMPLOYEES IN      BASE           EXPIRATION
              NAME                   GRANTED       FISCAL YEAR     PRICE/SHARE          DATE
              ----                   -------     ---------------   -----------       ----------

Glenn A. Norem ...............        50,000           6.9        $    5.0875          3/03/02
William S. Leftwich ..........        20,000           2.8        $     4.625          3/03/07
Philip M. Colquhoun ..........            --            --                 --               --
Neal S. Page .................        20,000           2.8        $     4.625          3/03/07
David T. Stoner ..............            --            --                 --               --
J. D. Vaughn .................       100,000          13.8        $   4.03125         12/15/07

YEAR-END OPTION VALUES

    The following table sets forth certain information as of December 31, 1997 concerning the value of unexercised options held by the officers named in the Summary Compensation Table above.

                          FISCAL YEAR-END OPTION VALUES



                                        NUMBER OF SHARES              VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED           IN-THE MONEY OPTIONS
                                  OPTIONS AT DECEMBER 31, 1997       AT DECEMBER 31, 1997(1)
                                  ----------------------------       -----------------------
           NAME                   EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
           ----                   -----------   -------------     -----------   -------------

Glenn A. Norem                      231,601        159,499        $  411,862     $   75,916
William S. Leftwich                  68,500         41,500            62,078         19,484
Philip M. Colquhoun                 100,000        150,000            90,625        135,937
Neal S. Page                         96,004         53,996            87,003         30,808
David T. Stoner                      26,666         73,334                --             --
J. D. Vaughn                             --        100,000                --             --


  (1) Represents the difference between the exercise price of the outstanding options and the fair market value of the Common Stock on December 31, 1997 of $3.90625 per share.

EMPLOYMENT AGREEMENTS

    The Company has entered into a five-year employment agreement with Glenn A. Norem, effective February 7, 1994, which provides for his employment as Chief Executive Officer. The employment agreement provides for an annual base compensation of $90,000, subject to increases upon review by the Board of Directors, and annual bonuses at the discretion of the Board of Directors. In the event the employment agreement is terminated, (other that "for cause" by the Company) including for "good reason" by Mr. Norem including in the event of a "change of control" as defined in the agreement, then Mr. Norem will receive (i) all accrued salary, bonuses and benefits through the date of such termination; and (ii) a sum equal in the aggregate to the full amount, discounted by three percent (3%), of (a) the salary and benefits which Mr. Norem would have received, at the average rate or rates in effect during the six-month period immediately prior to termination, and (b) the annual bonus or bonuses which Mr. Norem would have received, at the rate of his annual bonus for the last full fiscal year of the Company ending prior to termination, had, with respect to both (a) and (b), Mr. Norem's employment under the agreement continued through the full term of the agreement. The employment agreement also contains provisions granting Mr. Norem certain piggy-back and demand registration rights that require the Company to register under the Securities Act any or all shares of the Company's Common Stock held by Mr. Norem, or issuable upon exercise of stock options held by Mr. Norem. The employment agreement is automatically renewed for successive one year terms unless the Company or Mr. Norem elects not to renew.

    In January 1996, Mr. Norem's employment agreement was amended to increase his annual base compensation to $135,000 and provide for a minimum bonus of $15,000 per year. Concurrent with the amendment, the Board of Directors granted Mr. Norem a bonus of $45,000 per year for 1994 and 1995 to be paid only upon the authorization of the Board of Directors. In September 1996, Mr. Norem's employment agreement was amended to include a non-compete, non-solicitation, and non-circumvention agreement with the Company for the duration of his employment and through the two years immediately following the termination of his employment with the Company.

    The Company has also entered into employment agreements with Messrs. Colquhoun, Leftwich, Page, Stoner and Vaughn. These employment agreements provide (i) for annual base compensation of $90,000, $90,000, $90,000, $120,000 and $120,000 respectively, as adjusted periodically by the Board of Directors;
(ii) that the officer is eligible to participate in the

Company's Employee Stock Option Plans and Executive Bonus Plans; and (iii) that the employment of each officer with the Company is "at will" and may be terminated by the officer or the Company at any time, for any reason or no reason.

                              CERTAIN TRANSACTIONS

    In October 1996, Glenn A. Norem, Chief Executive Officer of the Company, agreed to defer the receipt of $170,308 principal amount of secured and demand notes, accrued interest of $13,154 and accrued salary and bonuses of $127,781 until February 1998. The Company has agreed to pay Mr. Norem interest at a rate of 15% per annum on the deferred amount. In addition, Mr. Norem was repaid $200,000 principal amount of secured and demand notes plus accrued interest of $8,921 on convertible notes from the proceeds of the Company's initial public offering on February 7, 1997. Also, G. A. Norem I L.P., a partnership managed by Mr. Norem, was repaid $35,000 principal amount of secured and demand notes plus accrued interest of $10,068 from the proceeds of the offering.

    Mr. Norem also elected to convert $50,000 principal amount of convertible notes into 10,869 shares of Common Stock and 10,869 Redeemable Common Stock Purchase Warrants upon the closing of the Company's initial public offering on February 7, 1997.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more that 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent (10%) beneficial owners were complied with, with the exception of H. T. Ardinger, a 10% shareholder of the Company, who has failed to timely file a Form 5. The Company is currently working with the shareholder to comply with the requirements of Section 16 (a).

                              SHAREHOLDER PROPOSALS

    Proposals of Shareholders of the Company that are intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 15, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  ANNUAL REPORT

      A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-KSB is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

                                  OTHER MATTERS

      The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

      By Order of the Board of Directors



                                                     William S. Leftwich
                                                     Assistant Secretary

Date:  April 23, 1998

[FRONT]

PROXY                    MULTIMEDIA ACCESS CORPORATION              COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Glenn A. Norem and William S. Leftwich and each of them, with full power of substitution, as proxies to vote as designated on the reverse side, all the shares of common stock held by the undersigned at the annual meeting of shareholders of MultiMedia Access Corporation to be held on May 22, 1998, at 10 AM at the Renaissance Dallas North Hotel located at 4099 Valley View Lane, Dallas, TX 75244 or any adjournment thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting. (TO BE SIGNED ON REVERSE SIDE)

1.   ELECTION OF DIRECTORS
      NOMINEES: GLENN A. NOREM, WILLIAM D. JOBE AND WILLIAM E. JOHNSON
               [     ] VOTE FOR ALL NOMINEES ABOVE, EXCEPT AS TO THE FOLLOWING
                       NOMINEES (IF ANY):
               [     ] VOTE WITHHELD FROM ALL NOMINEES

2.   APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION (MARK ONLY ONE)
               [     ] FOR            [     ] AGAINST            [     ] ABSTAIN

3.   APPROVAL OF AMENDMENT OF 1995 STOCK OPTION PLAN (MARK ONLY ONE)
               [     ] FOR            [     ] AGAINST            [     ] ABSTAIN

4.   APPROVAL OF INDEPENDENT AUDITORS (MARK ONLY ONE)
               [     ] FOR            [     ] AGAINST            [     ] ABSTAIN


[BACK]


THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE FOR ELECTION OF DIRECTORS, FOR AMENDMENT OF THE CERTIFICATE OF INCORPORATION, FOR AMENDMENT OF THE 1995 STOCK OPTION PLAN AND FOR APPROVAL OF INDEPENDENT ACCOUNTANTS AND AT THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU MAY JUST SIGN AND DATE BELOW AND MAIL IN THE POSTAGE PAID ENVELOPE PROVIDED. SPECIFIC CHOICES MAY BE MADE ABOVE. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO THE SECRETARY OF THE COMPANY EITHER BY A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AT THE ANNUAL MEETING AND VOTING THE SHARES SUBJECT TO THIS PROXY BY WRITTEN BALLOT.




                                                     DATE
                       ------------------------------     ----------------------
                       SIGNATURE


                                                     DATE
                       -----------------------------     -----------------------
                       SIGNATURE, IF HELD JOINTLY

                       NOTE: PLEASE SIGN EXACTLY AS NAMES APPEARS HEREON. JOINT OWNERS EACH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN PLEASE GIVE FULL TITLE AS SUCH.